EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of the subsidiaries of Clover Leaf Financial Corp. following the Conversion:


         Name                                      State of Incorporation

         Clover Leaf Bank, SB                      Illinois
                      |
         Clover Leaf Financial Services, Inc.      Illinois